UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Lincoln Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, Altus Pharmaceuticals Inc. (the "Company") received notice from The Nasdaq Stock Market ("Nasdaq") stating that for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Listing Rule 5550(a)(2).

In accordance with Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance. If at any time before March 15, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the minimum bid price rule. If the Company does not meet this requirement, the Company's common stock may be delisted.

In addition, in light of the Company's disclosure that it has commenced a process to wind down the business of the Company, on September 16, 2009, the Company received a letter from Nasdaq requesting the Company to supply certain information in order to enable Nasdaq to determine whether the Company may be deemed a "public shell." If Nasdaq determines that the Company is a "public shell," Nasdaq may, under Listing Rule 5100, determine to delist the Company's common stock, even if the Company regains compliance with the minimum bid price rule.

On September 18, 2009, the Company issued a press release announcing the Nasdaq letters. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

September 18, 2009	By:	/s/ Thomas J. Phair, Jr.

Name: Thomas J. Phair, Jr.
Title: Vice President, Finance and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by the Company on September 18, 2009